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                                                                Exhibit 10.16(a)

                   TOLL MANUFACTURING AND PACKAGING AGREEMENT

         This Toll Manufacturing and Packaging Agreement (this "Agreement") is made as of this 24th day of August, 1999, by and between Cephalon, Inc., 145 Brandywine Parkway, West Chester, PA 19380-4245 ("CEPHALON") and Catalytica Pharmaceuticals, Inc., P.O. Box 1887, Greenville, NC 27835-1887 ("CATALYTICA").

         WHEREAS, CEPHALON holds certain rights to manufacture, market and sell in certain countries the pharmaceutical product modafinil;

         WHEREAS, CEPHALON possesses certain know how and other confidential and proprietary information relating to the process of manufacturing and packaging modafinil in finished dosage form;

         WHEREAS, CEPHALON wishes to engage CATALYTICA to formulate and package modafinil tablets in dosage form for subsequent commercial sale by CEPHALON in certain countries and for certain clinical and other purposes; and

         WHEREAS, CATALYTICA has suitable facilities and equipment and sufficient qualified personnel at its plant in Greenville, North Carolina to formulate and package commercial quantities of modafinil in dosage form, and is willing to provide such services on the terms and conditions set forth below.

         NOW, THEREFORE, the parties hereto agree as follows:

I.       DEFINITIONS

         As used in this Agreement:

         1.1 "Active Drug Substance" means the compound modafinil having those specifications as set forth on Schedule A hereto.

         1.2 "Adverse Experience" or "AE" shall mean any unfavorable and unintended change in the structure, function, or chemistry of the body temporally associated with any use of a Product or of a derivative thereof, whether or not the adverse experience is considered to be related to the use of the Product, including but not limited to any of the following: an unexpected side effect, injury, toxicity or sensitivity reaction, which may include an experience of unexpected incidence and severity; an adverse experience occurring in the course of the use of a drug product in professional practice; an adverse experience occurring in clinical studies; an adverse experience occurring from drug overdose, whether accidental or intentional; an adverse experience occurring from drug abuse; an adverse experience occurring from drug withdrawal; and any significant failure of expected pharmacological action.



      **Certain portions of this document have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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         1.3      "Affiliate" means any corporation or other business entity which, directly or indirectly, is controlled by, controls, or is under common control with CEPHALON or CATALYTICA. For this purpose, "control" shall be deemed to mean ownership of fifty percent (50%) or more of the stock or other equity of such entity.

         1.4 "Confidential Information" means all information, data, know-how and all other business, technical and financial data disclosed hereunder by one party or any of its Affiliates to the other party or any of its Affiliates, except any portion thereof which:

                  (a) at the time of disclosure, is in the public knowledge;

                  (b) after disclosure, becomes part of the public knowledge by publication or otherwise, except by breach of this Agreement by the recipient;

                  (c) the recipient can demonstrate by its written records was in the recipient's possession at the time of such disclosure, and which was not acquired, directly or indirectly, from the disclosing party;

                  (d) is lawfully disclosed to the recipient on a non-confidential basis by a third party who is not obligated to the disclosing party or any other third party to retain such Confidential Information in confidence;

                  (e) results from research and development by the recipient independent of such disclosure as shown by competent evidence; or

                  (f) is required to be disclosed by legal process; provided, in each case the party so disclosing information timely informs the other party and uses its best efforts to limit the disclosure and maintain confidentiality to the extent possible and, if possible, permits the other party to attempt by appropriate legal means to limit such disclosure.

                  Written Confidential Information shall be identified by the disclosing party as being confidential by stamping the cover pages of such information "Confidential." Confidential Information disclosed orally, visually and/or in another tangible form shall be identified by the disclosing party to the receiving party as confidential at the time of such disclosure and confirmed to the receiving party within thirty
                  (30) days after such disclosure in a writing marked "Confidential."

         1.5 "Conversion Fee" means, for each unit of Product, the applicable tolling fee minus CATALYTICA's labor and materials costs directly relating thereto.

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         1.6      "Product" means modafinil in final packaged dosage forms
                  meeting the Product specifications set forth in Schedule B hereto.

         1.7 "Starting Material" means the raw material necessary to formulate and package the Product as set forth in Schedule A hereto (but excluding the Active Drug Substance and magnesium silicate Compressil(R) (hereinafter Compressil)).

         1.8 "Trademark" or "Trademarks" shall mean Provigil(R), as well as any other trademark owned or used by CEPHALON in connection with the Product and listed on Schedule A hereto.

II.      APPOINTMENT AND TERM

         2.1 Appointment. CEPHALON hereby appoints CATALYTICA, and CATALYTICA hereby accepts appointment, as a toll manufacturer to formulate and package the Product at CATALYTICA'S Greenville, NC facility.

         2.2 Manufacturing and Packaging Services. During the term of this Agreement, CATALYTICA shall formulate Product, which shall include the validation of commercial batches of the Product in accordance with the procedures set forth in Schedule D hereto, and the preparation of the Product for commercial sale to customers and for clinical and other purposes by CEPHALON. In addition, CATALYTICA shall label and package Product in accordance with those specifications and instructions set forth in Schedule A hereto, or otherwise as may be provided by CEPHALON and reasonably agreed to by Catalytica. CEPHALON will supply approved artwork for labels, package inserts and packaging. The content of the labels, package inserts and packaging shall be the sole and exclusive responsibility of CEPHALON. CATALYTICA will provide or procure, and test, inspect and approve all labels, package inserts and packaging used for the Product. CATALYTICA will submit artwork proofs of all new labels, package inserts and packaging used for Product to CEPHALON for approval prior to use, such approval not to be unreasonably withheld.

         2.3 Cooperation. CEPHALON will cooperate with CATALYTICA as may be necessary and customary in consideration of industry practice, and will disclose all material information necessary to enable CATALYTICA to perform under this Agreement in a timely fashion.

         2.4 Specific Duties. In addition to its general obligations relating to formulating and packaging, CATALYTICA shall perform the following services at CATALYTICA's cost, except where indicated:

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                  (i)      receiving and storing all Active Drug Substance and
                           Compressil in accordance with instructions provided by CEPHALON and reasonably agreed upon by CATALYTICA;

                  (ii) placing orders for, acquiring and storing all Starting Material and packaging components;

                  (iii) quality control and testing of all Active Drug Substance, Compressil, Starting Material, in process materials, bulk tablets, finished dosage Product and packaging components, in order to monitor compliance with all applicable standards and specifications;

                  (iv) at CEPHALON's cost, managing clearance of customs for all Starting Materials and packaging components, as necessary;

                  (v) conducting stability testing of Product in accordance with the procedures set forth in Schedule D hereto;

                  (vi) summarizing implemented changes and supplying latest versions of approved critical documentation, and, at CEPHALON's cost, preparing, submitting, and obtaining all regulatory filings relating to the manufacture of the Product under the terms of this Agreement, and as agreed upon in writing by the parties (preparation of transfer documentation is separately addressed at
                           Section 10.2 of this Agreement); and

                  (vii) performing such other services as agreed upon in writing by the parties.

         2.5      Term. Unless terminated in accordance with the provisions of
                  Article XXIII, this Agreement will remain in effect for a period of five (5) years from the date hereof (the "Initial Term"), and, unless either party gives written notice of non-renewal at least one hundred eighty (180) days prior to the end of the Initial Term (or any renewal term), this Agreement shall be renewed for consecutive terms of one year, subject to the mutual agreement of the parties regarding the terms of the renewal, including without limitation those pertaining to price and minimum purchase volumes.

III.     PRODUCT QUANTITY, QUALITY AND MANUFACTURING PROCESSES

         3.1 Quantity. Subject to the terms and conditions of this Agreement, CATALYTICA will manufacture, package and supply to CEPHALON quantities of Product ordered by CEPHALON or an Affiliate thereof for subsequent sale by CEPHALON or an Affiliate or agent thereof in the United States, Mexico, Japan, the United Kingdom, Ireland, Italy and for certain other territories or for certain clinical or other purposes as may be determined by CEPHALON and agreed to by

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                  CATALYTICA. CEPHALON agrees to place orders and CATALYTICA agrees to reserve capacity for the minimum quantities of Product as defined in Schedule F. If the actual annual quantity exceeds the minimum annual quantity by twenty-five percent (25%) or less in any year, this excess will reduce the minimum annual quantity in the following year. CATALYTICA shall have no obligation to supply quantities in excess of those set forth in Schedule F, but shall use its commercially reasonable efforts to accommodate CEPHALON demand for excess quantities.

                  During each year of the Initial Term, CEPHALON shall purchase the minimum quantities for such year as set forth in Schedule
                  F. The parties agree that if this Agreement is renewed beyond the Initial Term, they shall negotiate minimum quantities for years beyond the Initial Term in good faith. If CEPHALON does not purchase such minimum quantities in any year CEPHALON will pay CATALYTICA the Conversion Fee for the amount of such minimum quantities not purchased; provided, however, that if CATALYTICA sells its reserved capacity for such period, and the Conversion Fee on any such sales of reserved capacity shall be deducted from the amount CEPHALON would otherwise be obligated to pay pursuant to this Section 3.1.

         3.2 Quality. All Product manufactured and packaged by CATALYTICA for CEPHALON under this Agreement will meet the Product and Packaging specifications set forth in Schedule B hereto (the "Specifications"), as well as the quality assurance standards established in Schedule C hereto (the "Quality Agreement"). Such Specifications, as well as the terms and conditions of the Quality Agreement, are subject to modification from time to time by mutual agreement of the parties. In the event CEPHALON changes the Specifications, CEPHALON shall promptly advise CATALYTICA in writing of such changes, and if such changes are reasonably acceptable to CATALYTICA, CATALYTICA shall promptly advise CEPHALON as to any scheduling and/or price adjustments which may result from such changes. CATALYTICA may suggest Specifications changes, which shall be subject to CEPHALON's written approval, which shall not be unreasonably withheld or delayed. Prior to implementation of any Specification changes, the Parties agree to negotiate in good faith in an attempt to reach agreement on (a) the new price for any Product manufactured hereunder by CATALYTICA which embodies such changes, based solely on the effect of such changes on CATALYTICA's manufacturing costs for the Product and (b) any other amendments to this Agreement which may be necessitated by such changes (i.e., an adjustment to the lead time for purchase orders). CEPHALON agrees to reimburse CATALYTICA for the reasonable expenses incurred by CATALYTICA as a result of such changes, including, but not limited to, reimbursing CATALYTICA for its validation and development costs, capital expenditure costs and costs for any packaging components or other materials and in-process materials rendered unusable as a result of such changes. If during the term of this Agreement CEPHALON amends or is required by law to amend the Specifications so as to render Starting Material and/or packaging components or

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                  in-process materials for the Product obsolete, CEPHALON shall purchase from CATALYTICA, at CATALYTICA's cost, that amount of inventory of Starting Material, packaging components, in-process materials and/or Product, as the case may be, so rendered obsolete.

         3.3 Manufacturing Processes. CATALYTICA has furnished CEPHALON with a copy of its production procedures and has identified to CEPHALON the equipment to be used to produce the Product, all as set forth in Schedule G hereto. CATALYTICA agrees that it will not modify these procedures, nor modify any method of formulating, packaging, labeling or testing the Product (including analytical procedures, components, process, Specifications, controls, storage, stability protocols), without notifying CEPHALON or obtaining CEPHALON's prior written consent as required in Schedule C hereto, which consent shall not be unreasonably withheld or delayed. Costs incurred by CATALYTICA as a result of any such changes or modifications requested by the FDA or by CEPHALON and relating primarily to the production of the Product will be borne by CEPHALON; costs for other changes affecting CATALYTICA's cGMP compliance or affecting products generally will be borne by CATALYTICA.

         3.4 Documentation. CEPHALON shall provide CATALYTICA with initial methods and specifications for manufacturing and packaging the Product as set forth in the attached Schedules A, B, and D. CEPHALON shall also promptly provide CATALYTICA with all available safety data and information concerning the Product, process and related materials, including without limitation all MSDS'.

                  After review, consideration and acceptance of such specifications and methods by CATALYTICA for all markets in which the Product manufactured hereunder will be sold, CATALYTICA will provide CEPHALON with any revised methods and specifications deemed necessary or appropriate by CATALYTICA. The parties will then use their good faith, commercially reasonable best efforts to establish mutually acceptable specifications and methods within a reasonable period of time.

         3.5 Communication. CATALYTICA and CEPHALON will respond to requests for support, information and approvals within five
                  (5) working days. If a complete response is not possible within such five (5)-day period, the party owing the response shall communicate within such five (5)-day period the reason for the delay and when the response will be available.

IV.      TOLLING FEES

         For each unit of Product (including each unit in connection with stability and validation batches) made and supplied to CEPHALON under this Agreement (provided it meets the quality requirements established herein), CEPHALON will pay CATALYTICA a tolling fee in

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accordance with the terms established in Schedule E hereto. The tolling fee shall be increased each year during the Initial Term and any renewal term by the percentage increase in the Producer Price Index (PPI) during the prior year, Pharmaceutical Preparations, Ethical (Prescription), series code PCU-2834 #1, as published by the Bureau of Labor Statistics of the U.S. Department of Labor for the region in which the production facility is located, or comparable successor index.

V.       CONFIDENTIAL INFORMATION

         5.1 The parties acknowledge that they have provided Confidential Information to each other in connection with the formulation and packaging of the Product, and further acknowledge that all such Confidential Information (as well as any additional Confidential Information provided by one party to the other hereunder) shall be subject to the provisions of this Article
                  V. Any and all information, knowledge, technology, and trade secrets relating to the Product and provided by CEPHALON shall be deemed Confidential Information.

         5.2 CATALYTICA will disclose to CEPHALON all Confidential Information concerning the Product developed by or for CATALYTICA during the term of this Agreement, promptly as it is developed.

         5.3 During the term of this Agreement and for five (5) years thereafter, all Confidential Information disclosed or confirmed in writing and designated as confidential by the disclosing party, shall be held in confidence by the receiving party, shall not be used by the receiving party for any purpose except as provided hereunder and shall not be disclosed to third parties except for disclosure to its Affiliates or governmental authorities, or except as otherwise necessary to carry out the receiving party's obligations under this Agreement. If a receiving party finds it necessary to disclose such Confidential Information to a third party, the receiving party will not do so without first obtaining the written consent of the disclosing party (which shall not be unreasonably withheld) and entering into an agreement with the third party which binds the third party to the same obligations of restricted use and disclosure as are undertaken by the parties in this Agreement.

         5.4 Neither party shall distribute any Confidential Information of the other except to its employees or agents who have a need to know in connection with the performance of their duties in satisfying the obligations of such party hereunder. Any employee or agent who receives Confidential Information shall be advised as to the confidential nature thereof and the prohibitions contained herein. All copies of any portions of any Confidential Information distributed as provided in this section will be identified as confidential. Upon termination of this Agreement, and upon the request of the disclosing party, the receiving party shall return or destroy all such Confidential Information and any copies thereof in its

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                  possession, except that each party may retain one copy of
                  Confidential Information solely for archival purposes.

         5.5 CEPHALON acknowledges that CATALYTICA possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to procedures and techniques, computer technical expertise, software, and certain technical expertise and conceptual expertise in the area of drug processing and manufacturing, which have been independently developed by CATALYTICA or its Affiliates without the benefit of any information provided by CEPHALON (collectively "CATALYTICA Property"). Subject to the provisions of Section XIX hereof, CEPHALON and CATALYTICA agree that any CATALYTICA Property or improvements thereto which are used, improved, modified or developed by CATALYTICA under or during the term of this Agreement are the product of CATALYTICA's technical expertise possessed and developed by CATALYTICA or its Affiliates prior to or during the performance of this Agreement and are the sole and exclusive property of CATALYTICA or its Affiliates, as the case may be.

         5.6 If CATALYTICA is required to take specific actions to protect CEPHALON's Confidential Information, CEPHALON will be required to compensate CATALYTICA for the cost of such actions.

         5.7 Termination of this Agreement shall not operate to extinguish either party's obligation to treat Confidential Information as provided herein, and the same shall continue in effect in accordance with this Article for five (5) years from the termination or expiration of this Agreement with respect to such Confidential Information.

         5.8 Nothing contained herein shall be deemed to grant either party, either expressed or implied, a license or other right or interest in the Confidential Information of the other or in any patent, trademark or other similar property of the other, except as expressly provided hereunder.

         5.9 CATALYTICA shall not use the name of CEPHALON, or disclose the existence of this Agreement for any marketing, advertising or promotional purpose, without CEPHALON's prior written consent, which shall not be unreasonably withheld or delayed.

         5.10 During the term hereof, and for a period of one (1) year after the termination of this Agreement, CATALYTICA agrees not to manufacture pharmaceutical compositions comprising modafinil for any third party.

VI.      COMPONENT SUPPLY

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         6.1      Active Drug Substance and Compressil. CEPHALON will provide free of charge, and deliver to CATALYTICA at its designated production facility not less than sixty (60) days in advance of the delivery date of Product, appropriate quantities of Active Drug Substance and Compressil which meet the specifications established in Schedule A. Following such delivery, CATALYTICA shall assume full responsibility for the safekeeping and safe handling, and shall bear all risk of loss (subject to the agreed yield loss as described below), of all such Active Drug Substance and Compressil that is in its possession. Legal title to all Active Drug Substance and Compressil will remain with CEPHALON, provided however, that CATALYTICA shall reimburse CEPHALON for the actual documented replacement cost of any Active Drug Substance and Compressil that is lost, contaminated, or destroyed while in the possession of CATALYTICA (subject to the agreed yield loss as described below). CATALYTICA will use its commercially reasonable best efforts to obtain maximum yield of Product from the Active Drug Substance provided by CEPHALON in connection with the formulation and packaging services provided hereunder. The parties anticipate that the combined yield loss suffered in the course of formulating and packaging the Product in any given lot will not exceed [**]. Yield loss is defined as:

                        Yield Loss = 100 (modafinil - (tablets)(dose))/modafinil

                where modafinil = starting modafinil amount in granulation, gram tablets = total number of tablets produced

                                = (total packages) (quantity per package)

                                or for bulk tablets:

                                = (total tablet weight, gram) / (nominal tablet
                                  weight, gram)

                                [**]

                                [**]

                  Notwithstanding the above, if the yield loss over any given twelve-month period during the term hereof exceeds [ ], then CATALYTICA will reimburse CEPHALON for its actual documented costs for that amount of Active Drug Substance lost that exceeds the aforementioned [**] maximum threshold.

         6.2 Starting Material. CATALYTICA will obtain at its expense Starting Material which meets the specifications established in Schedule A. CATALYTICA

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                  assumes full responsibility and liability for the storage and handling of all Starting Material.

         6.3 Packaging Components. Product will be labeled and packaged in accordance with instructions and specifications provided by CEPHALON. CATALYTICA will submit to CEPHALON artwork proofs of all labels, package inserts and packaging prior to use for approval by CEPHALON, which approval shall not be unreasonably withheld or delayed. Upon approval by CEPHALON, CATALYTICA will procure, test, inspect and approve all labels, package inserts and packaging used in connection with the Products.

VII.     FORECASTS AND ORDERS

         7.1 Orders. CEPHALON will submit firm written purchase orders to CATALYTICA not less than ninety (90) days lead time in advance of the requested delivery date. CEPHALON shall deliver all Active Drug Substance and Compressil necessary to formulate Product for any given shipment to CATALYTICA not less than sixty (60) days in advance of said delivery date. If CEPHALON fails to provide such Active Drug Substance and Compressil within such period, CATALYTICA's lead time for the delivery of Product under the affected purchase order shall be extended for a period of two (2) days for each day of delay in the supply of Active Drug Substance and Compressil. CATALYTICA shall make deliveries within fourteen (14) days of the requested delivery date for orders giving at least the required minimum lead time.

         7.2 Forecasts and Forecast Changes. Upon execution of this Agreement, CEPHALON will provide CATALYTICA with an initial volume forecast setting forth CEPHALON's anticipated quantity requirements for the forthcoming twelve (12) months on or about the effective date, and with rolling, updated volume forecasts on a quarterly basis thereafter. Except for the initial forecast provided upon execution of this Agreement, each forecast shall be for the twelve (12) months beginning three (3) months after the date the of the forecast. Other than the initial forecast provided upon execution of this Agreement, the first three (3) months of each forecast shall be binding on CEPHALON while the other nine (9) months of each forecast are for planning purposes only. CEPHALON can increase or decrease its firm order quantities with CATALYTICA's prior agreement and CATALYTICA can adjust its shipping quantities with CEPHALON's prior agreement. Both parties shall use their commercially reasonable best efforts to accommodate reasonable change requests from the other.

VIII.    SHIPMENT AND PAYMENT

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         8.1      CATALYTICA's Responsibilities. CATALYTICA will properly
                  prepare the Product so that it may be lawfully and safely shipped to warehouse locations in the United States, Mexico, Japan, the United Kingdom, Ireland, Italy, and other countries as designated by CEPHALON and agreed upon by CATALYTICA. CATALYTICA will prepare and execute all reasonably necessary shipping documents, consisting of Packing List, Dangerous Goods Declaration, and MSDS. CEPHALON will choose the carrier by indicating the same on its purchase order provided to CATALYTICA.

         8.2 Terms of Shipment. CATALYTICA will ship Product F.O.B. CATALYTICA's Greenville, North Carolina plant to CEPHALON's warehouse or other designated sites. All transport costs and risk of loss during shipment will be borne by CEPHALON.

         8.3 Terms of Payment. CEPHALON will pay CATALYTICA the toll fee within thirty (30) days after the date on which CEPHALON receives said invoice from CATALYTICA, together with copies of all documentation required for Product release as provided in Schedule C hereto. Late payments shall bear interest at the rate of 1 1/2 % per month, or if less, the highest rate permitted under applicable law.

IX.      INSPECTION AND ANALYSIS

         9.1 Inspection by CATALYTICA. CATALYTICA will analyze each Product lot for compliance with the Specifications set forth in Schedule B. CATALYTICA will send to CEPHALON a certificate of analysis and a certificate of release (together with any other documentation required under the procedures set forth in Schedule C hereto) prior to, or together with, each shipment of Product. In this regard, CATALYTICA agrees to retain all records and documents necessary to fulfill the requirements established by all applicable regulatory agencies. The parties acknowledge that, subject to the terms set forth in Schedule C hereof, under the laws and regulations of the United Kingdom, Ireland and Italy, CEPHALON or its authorized agent shall serve as the designated "Qualified Person" under the laws and regulations of the European Union for purposes of releasing the Product into the market.

         9.2 Inspection by CEPHALON. CEPHALON or its authorized representative will inspect all shipments upon their receipt and will report any reasonably discernible defects in the Product to CATALYTICA within thirty (30) days of its receipt of the Product and related records. Any defects not reasonably discernible will be reported to CATALYTICA by CEPHALON within ten (10) days of CEPHALON's discovery of the same.

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         9.3      Non-Conforming Product. If any Product does not meet the
                  Product Specifications set forth in Schedule B or in the Quality Agreement set forth in Schedule C as determined by CEPHALON's testing and inspection of the Product, then solely at its option CEPHALON may, as its sole remedy, either (i) demand that CATALYTICA remanufacture or repackage (as appropriate) said Product at no charge to CEPHALON and pay all round-trip shipping charges to and from the destination of the original shipment as well as pay for that portion of the acquisition cost of the Active Ingredients and other materials supplied by CEPHALON to CATALYTICA hereunder which are used in such nonconforming Product and which are lost or otherwise rendered unusable as a result of CATALYTICA's producing non-conforming Product, or (ii) be relieved of any obligation to pay CATALYTICA the toll fees otherwise payable for the manufacture of said Product, and CATALYTICA shall reimburse CEPHALON for the reasonable costs incurred by CEPHALON in properly disposing of the Product, as well as that portion of the acquisition cost of the Active Ingredients and other materials supplied by CEPHALON to CATALYTICA hereunder which are used in such nonconforming Product. Any notice given hereunder shall specify the manner in which the Product fails to conform to the purchase order therefor or fails to meet such warranty or the Specifications. If it is determined that the nonconformity (a) is due to damage to the Product (i) caused by CEPHALON or its agents or (ii) which occurs subsequent to delivery of such Product to the carrier at the point of origin, or (b) results from Active Ingredients or other materials supplied by CEPHALON, CATALYTICA shall have no liability to CEPHALON with respect thereto and CEPHALON shall pay for such Product in accordance with the terms of this Agreement. Nothing herein shall be construed to limit CATALYTICA's obligations established in Section 6.1 hereof.

         9.4 Independent Testing. If CEPHALON notifies CATALYTICA that any Product does not meet applicable Specifications or quality assurance guidelines, and CATALYTICA does not agree with CEPHALON's position, the parties will attempt to reach a mutually acceptable resolution of the dispute. If they are unable to do so after a reasonable period of time (such period not to exceed one month from the date of original notification), the matter will be submitted to an independent testing laboratory acceptable to both parties. Both parties will accept the judgment of the independent laboratory. The cost of such testing will be borne by the party whose position is determined to have been in error. If the Product is determined by said independent laboratory to have been conforming, then the provisions of Section 9.3 hereof shall not apply, and CEPHALON shall not be relieved of its obligations to pay CATALYTICA for the production of such Product.

X.       REGULATORY MATTERS; REGULATORY FILINGS AND APPROVALS

         10.1 General. CATALYTICA shall be responsible for obtaining and maintaining all site licenses for the manufacture of the Product and shall comply on behalf of CEPHALON with other applicable regulations promulgated by, but not limited to, the Food and Drug Administration ("FDA"), Drug Enforcement Administration ("DEA"), Environmental Protection Agency ("EPA"), and Occupational Safety and Health Administration ("OSHA") in connection with CATALYTICA's manufacture of the Product. Should changes in applicable laws or regulations after the date of this Agreement and relating to the Product result in increased costs for CATALYTICA in connection with CATALYTICA's performance under this Agreement (other than changes affecting CATALYTICA's cGMP compliance or products generally), such costs shall be passed on to, and paid for by, CEPHALON on a dollar for dollar basis.

         10.2 Scale-Up and Post-approval Changes. CATALYTICA agrees to prepare the chemistry, manufacturing, and controls documentation necessary for the SUPAC supplement to transfer manufacture of the Product to CATALYTICA. Preparation of that documentation will be charged to CEPHALON on an hourly basis. CEPHALON is responsible for the determination of the regulatory filing strategy and for filing the documentation with the FDA.

         10.3 Import and Export Registrations. At CEPHALON's cost, CATALYTICA will prepare, obtain, and maintain all necessary DEA manufacturing, import, and export registrations necessary to perform its obligations under this Agreement.

XI.      REPRESENTATIONS AND WARRANTIES

         11.1     General. CATALYTICA represents and warrants to CEPHALON that
                  (i) it has and will maintain throughout the pendency of this Agreement, the expertise, with respect to personnel and equipment, to fulfill the obligations established hereunder, and has obtained all requisite licenses, authorizations and approvals required by federal, state or local government authorities including, but not limited to, the Food and Drug Administration ("FDA"), Drug Enforcement Administration ("DEA"), Environmental Protection Agency ("EPA"), Occupational Safety and Health Administration ("OSHA"), etc. to manufacture the Product; (ii) the production facility, equipment and personnel to be employed to formulate and package the Product will be qualified to manufacture product according to Current Good Manufacturing Practices, as defined in 21 U.S.C. ("cGMP") at the time each such batch of Product is produced, and that the production facility to be employed is in compliance with all applicable laws and regulations, provided however, that CEPHALON acknowledges that CATALYTICA shall not be required to establish or to maintain a dedicated production facility solely on the basis of this representation; (iii) there are no pending or uncorrected citations or adverse conditions noted in any inspection of the production facility to be employed which would cause the Product to be misbranded or adulterated within the meaning of the federal Food, Drug and Cosmetic Act, as amended; (iv) it has provided to CEPHALON all FDA inspection reports and Form 483s received by CATALYTICA in the last two (2) years, and that the documents provided are true and complete copies thereof (except as noted); (v) the execution, delivery and performance of this Agreement by CATALYTICA does not conflict with, or constitute a breach of any order, judgment, agreement, or instrument to which CATALYTICA is a party; (vi) the execution, delivery and performance of this Agreement by CATALYTICA does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority (other than those relating to the granting of approval to commercialize the Product); and (vii) CATALYTICA has not been debarred by the United States Food and Drug Administration under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous law or regulation), and neither it nor, to its knowledge, any of its officers or directors has ever been convicted of a felony under the laws of the United States for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product, and further, to its knowledge, that no individual or firm debarred by any governmental authority will participate in the performance, supervision, management or review of the production of Product supplied to CEPHALON under this Agreement. CEPHALON represents and warrants to CATALYTICA that (i) the execution, delivery and performance of this Agreement by CEPHALON does not conflict with, or constitute a breach of any order, judgment, agreement, or instrument to which CEPHALON is a party; and
                  (ii) the execution, delivery and performance of this Agreement by CEPHALON does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority (other than those relating to the granting of approval to commercialize the Product).

         11.2 Manufacturing Warranty. CATALYTICA warrants that all Products supplied to CEPHALON will be manufactured in accordance with cGMPs in effect at the time of manufacture. A statement to this effect shall be printed on CATALYTICA's certificate of analysis for each batch of Product delivered. Moreover, CATALYTICA will provide to CEPHALON concurrent with each invoice the applicable batch records and test results establishing such compliance, as provided in Schedule C hereto.

         11.3 Product Warranty. CATALYTICA hereby warrants that all Product delivered to CEPHALON (i) will not be adulterated, misbranded, or otherwise prohibited within the meaning of any European Union, national, state or local law or regulation, (ii) will be free from defects in materials, other than with respect to the Active Drug Substance and Compressil (a) unless defects therein are caused by CATALYTICA's negligence or willful misconduct or (b) unless defects therein are related solely to applicable standards and specifications for which CATALYTICA is testing pursuant to Section 2.4 (iii) hereof, and (iii) will conform to Specifications as established in Schedule B hereto. CEPHALON hereby warrants that (i) the Product is not a product that may not be introduced into interstate commerce, (ii) Active Drug Substance and Compressil will not be adulterated, misbranded, or otherwise prohibited within the meaning of any European Union, national, state or local law or regulation, (iii) Active Drug Substance and Compressil will be free from defects, and (iv) Active Drug Substance and Compressil will be suitable for use by CATALYTICA in manufacturing the Product.

         11.4 Environmental Warranty. CATALYTICA warrants that all waste generated in its operations under this Agreement will be stored, transported and disposed of in a safe and environmentally sound manner consistent with all federal, state and local laws and regulations. CATALYTICA further warrants that it will conduct its business so as to comply materially with the terms and conditions of all air pollution control permits, sanitary sewer discharge permits, and authorizations required by applicable federal, state and local laws, rules and regulations relating to the protection of the environment. CATALYTICA will not knowingly undertake any production or development activities for itself or on behalf of a third party, which, together with the emissions from activities under this Agreement, would cause air emissions from isopropyl alcohol or any other substance to exceed any applicable legal limits.

         11.5 Technology Warranty. CEPHALON hereby represents and warrants to CATALYTICA that the technology established in the Specifications, or as otherwise disclosed hereunder (collectively, the "Technology") is sufficient to enable CATALYTICA to manufacture and package the Product as contemplated hereunder. Except as otherwise disclosed to CATALYTICA in writing, CEPHALON owns all right, title and interest to said Technology, free and clear of any adverse ownership claims. Except as otherwise disclosed to CATALYTICA in writing, CEPHALON has not received any notice that any portion of the Technology infringes upon the patent, trade secret or other intellectual property rights or interests of any third party and, to the best knowledge of CEPHALON, there has been no such infringement.

         11.6 Warranty Disclaimer. NEITHER CATALYTICA NOR CEPHALON MAKES ANY WARRANTY THAT THE PRODUCT WILL BE MERCHANTABLE, AND CATALYTICA MAKES NO WARRANY THAT THE PRODUCT WILL BE FIT FOR ANY PARTICULAR PURPOSE. NEITHER PARTY MAKES ANY WARRANTIES WITH RESPECT TO THE PRODUCT, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT.

XII.     YEAR 2000 COMPLIANCE

         CATALYTICA will use all commercially reasonable efforts to ensure that there will be no failure or production of erroneous data as a consequence of the inability to receive, store, process or output date information regardless of the date(s) utilized (including, without limitation, relating to the change of century) in any computer software, computer hardware, automation systems or other devices owned, licensed, or otherwise used by CATALYTICA or any suppliers of CATALYTICA that would result in the inability of CATALYTICA to either (i) successfully carry out any services hereunder or (ii) manufacture and supply Products and supporting documentation and information under this Agreement

XIII.    QUALITY CONTROL, RECORDS AND INSPECTIONS

         13.1 Product and Component Samples. CATALYTICA will maintain a sample of each chemical component (including Active Drug Substance) as required by applicable regulatory standards or as otherwise mutually agreed by CEPHALON and CATALYTICA. CATALYTICA will be responsible for maintaining retention samples of the Product as may be required by applicable regulatory standards.

         13.2 Validation. CATALYTICA will validate all process, methods, equipment, utilities, facilities and computers used in the formulation, packaging, storage, testing and release of Product in conformance with the provisions of Schedule D hereto, and all applicable laws and regulations. CEPHALON will have the right to review the results of said validation upon request.

         13.3 Quality Compliance. CATALYTICA will provide CEPHALON with timely notification of all significant deviations, notes to file, and other deficiencies that may reasonably be expected to impact the quality of the Product, as well as all FDA reports regarding testing, manufacture, packaging or labeling of the Product.

         13.4 Manufacturing Records. CATALYTICA will maintain complete and accurate records relating to the Product and the manufacture, packaging, labeling and testing thereof for the period required by applicable Regulatory Standards, and CATALYTICA shall provide copies thereof to CEPHALON upon CEPHALON's request. The records shall be subject to audit and inspection under this Article XIII.

         13.5 Batch Records. CATALYTICA will supply for each batch of Product, including each pilot batch, complete batch production and control records. Records which include the information relating to the manufacturing, packaging and quality operation for each lot of Product will be prepared by CATALYTICA at the time such operations occur. The records will include, without limitation, mixing and filling records; container and component traceability records; equipment usage records; in-process and final laboratory testing results; in-process and final Product physical inspection results; yield reconciliation for bulk and finished Product; labeling and packaging records; and records relating to deviations from approved procedure, as well as CATALYTICA's investigation and corrective actions. Copies of batch records will be forwarded to CEPHALON prior to or along with shipment of each Product lot.

         13.6 Records Retention. CATALYTICA will retain records and documents for periods meeting all applicable regulations of the FDA and DEA.

         13.7 Regulatory Inspections. CATALYTICA will promptly inform CEPHALON of any contact, inspection or audit by any governmental agency (other than EPA and OSHA inspections), related to or affecting the Product (other than contacts, inspections or audits affecting products generally). CATALYTICA will promptly provide CEPHALON with copies of any government-issued inspection observation reports (including without limitation FDA Form 483s and equivalent forms from other regulatory bodies) and agency correspondence, that may reasonably be expected to adversely affect the Product. CATALYTICA and CEPHALON will cooperate in resolving any concerns with any governmental agency. CATALYTICA will also inform CEPHALON of any action taken by any governmental agency against CATALYTICA or any of its officers and employees which may reasonably be expected to adversely affect the Product or CATALYTICA's ability to supply Product hereunder within 24 hours after the action is taken.

         13.8 CEPHALON Inspections. No more than three (3) CEPHALON employees or CEPHALON authorized representatives will have the right during normal business hours, at reasonable intervals and on reasonable prior notice, to conduct one (1) inspection per year, at CEPHALON's sole expense, of CATALYTICA's facilities used in the manufacturing, packaging, storage, testing, shipping or receiving of Product and Product components. All such employees and representatives shall be qualified to conduct such inspections, shall be escorted by CATALYTICA employees or representatives at all times while at CATALYTICA's facility, shall be bound by the same confidentiality obligations as contained herein, and shall abide at all times with CATALYTICA's rules and regulations, including without limitation safety rules and regulations. Such inspections may include GMP inspections and system audits. Persons conducting such inspections will have access only to documents, records, reports, data, procedures, facilities, regulatory submissions, and all other information required to be maintained by applicable government regulations relating directly to the Product. CATALYTICA shall take appropriate actions to adopt reasonable suggestions of CEPHALON to correct any deficiencies identified by such inspection or audit. In addition, CEPHALON shall have the right to observe from time to time the manufacture, packaging and quality control testing of the Product by CATALYTICA, including without limitation, the right to arrange, at its cost and expense, to have a CEPHALON employee or other representative located on the premises of CATALYTICA's production facility to participate in the monitoring of Product production, testing, packaging and labeling under this Agreement. No testing of the Product by CEPHALON and no inspection or audit by CEPHALON of the CATALYTICA production facility under this Agreement shall operate as a waiver of or otherwise diminish CATALYTICA's responsibility with respect to Product quality under this Agreement. The duration of an audit will be limited to no more than 3 days (audits that last over 3 days will be charged at CATALYTICA's specified FTE rates), and audits may not interfere with CATALYTICA's normal operations.

XIV.     COMPLAINTS, ADVERSE EXPERIENCES AND RECALLS

         14.1 Product Complaints and AE's. CEPHALON shall maintain complaint files with respect to the Product in accordance with cGMPs. CATALYTICA will promptly notify CEPHALON by facsimile transmission of all Product complaints and AEs received by CATALYTICA within two (2) days of its receipt thereof. All such notices shall be sent to the attention of the Director, Medical Affairs at CEPHALON, facsimile number (610) 738-6313. CEPHALON shall promptly provide CATALYTICA with copies of any complaints received by CEPHALON relating to the manufacture or packaging of the Product. CEPHALON shall have responsibility for responding to all complaints, and for promptly providing CATALYTICA with a copy of any responses to complaints relating to the manufacture or packaging of the Product. CEPHALON or its affiliates shall have responsibility for reporting all complaints relating to the Product to the FDA and any other regulatory authorities, including, but not limited to, complaints relating to the manufacture or packaging of the Product as well as adverse experience (AE) reports. CEPHALON will correspond with complainants as to any complaints associated with Product, whether received during or after the term hereof. CATALYTICA will assist CEPHALON in investigating Product complaints relating to the manufacture or packaging of the Product by analyzing Product, manufacturing processes and components to determine the nature and cause of an alleged Product manufacturing defect or alleged Product failure. CATALYTICA will also assist CEPHALON in the investigation of any Adverse Experience (AE) reported to either party when such AEs are reasonably believed to be attributable to the manufacture or packaging of the Product. If CEPHALON determines that any reasonable physical, chemical, biological or other evaluation should be conducted in relation to an AE or Product complaint relating to the manufacture or packaging of the Product, CATALYTICA will conduct the evaluation and provide CEPHALON with a written report of such evaluation within thirty (30) days from receipt of CEPHALON's written request for same, together with samples of the Product from the relevant lot.

         14.2 Recall Action. If CEPHALON should elect or be required to initiate a Product recall, withdrawal or field correction because of (i) supply by CATALYTICA of Product that does not conform to the Specifications and warranties established by this Agreement or (ii) the negligent or intentional wrongful act or omission of CATALYTICA, CEPHALON will notify CATALYTICA and provide

                  CATALYTICA a copy of its recall letter prior to initiation of the recall. CATALYTICA will assist CEPHALON (and its designated Affiliate) in an investigation to determine the cause and extent of the problem. All regulatory authority contacts and coordination of any recall activities will be initiated by, and will be the sole responsibility of, CEPHALON.

         14.3 Recall Expenses. If any Product is recalled as a result of (i) supply by CATALYTICA of Product that does not conform to the warranties contained in Sections 11.1, 11.2 and 11.3 hereof or
                  (ii) the negligent or intentional wrongful act or omission of CATALYTICA, then CATALYTICA will bear all reasonable costs and expenses of such recall. Recalls for any other reason will be at CEPHALON's sole expense. Notwithstanding the foregoing or any other provision of this Agreement, CATALYTICA's aggregate liability with regard to Product recalls shall not exceed the amount of consideration received by CATALYTICA from CEPHALON hereunder.

         14.4 Recall Records. CATALYTICA will maintain complete and accurate records for such periods as may be required by applicable law or regulation.

XV.      EQUIPMENT

         Notwithstanding anything to the contrary herein, the parties acknowledge that CEPHALON will, promptly upon CATALYTICA's request, reimburse CATALYTICA for any out-of-pocket expenses incurred by CATALYTICA in connection with the purchase of certain tooling and other specialized equipment required for the manufacture, packaging and labeling of the Product (the "Equipment"), including without limitation punches and dies for tablet presses, and special change parts for bottle handling. The parties shall agree in writing on the need for, specifications and costs of any such Equipment and related materials prior to such purchase. CATALYTICA agrees to use said Equipment solely in connection with the performance of its duties and obligations established hereunder. CATALYTICA shall maintain all such Equipment in good working order. CEPHALON will be responsible for the cost of purchasing replacement Equipment at the end of its useful life, provided however, that CATALYTICA will be responsible for any such costs stemming from damage or premature or undue wear and tear to the Equipment based upon neglect or misuse by CATALYTICA. CEPHALON shall retain title to such Equipment, which will be returned by CATALYTICA at the request of CEPHALON following termination of this Agreement; provided, however, CATALYTICA, at its option, may purchase such Equipment at its depreciated book value upon termination of this Agreement. CEPHALON shall reimburse CATALYTICA for all costs incurred by CATALYTICA in connection with the removal and return of the Equipment, including CATALYTICA's facility restoration costs. A schedule of currently identified Equipment to be purchased by CEPHALON, along with certain other equipment for which CATALYTICA shall reimburse CEPHALON and which shall be owned by CATALYTICA, is provided in Schedule G, and such Equipment shall be purchased and delivered to CATALYTICA within two (2) months of the effective date of this Agreement.

XVI.     TECHNOLOGY TRANSFER

         Within fifteen (15) days of the effective date, CEPHALON will transfer all necessary technology and documentation relating to the manufacture and packaging of Product to CATALYTICA to support CATALYTICA's technology transfer activities, including without limitation all documentation related to Product, process or material safety (including all MSDS'). CEPHALON will pay CATALYTICA's actual costs to perform the technology transfer and validation activities (hereafter "Activities") related to the manufacture of three validation batches of Product within a commercially reasonable period of time after the effective date of this Agreement (as described in CATALYTICA's proposal dated October 12, 1998, CATALYTICA estimates the cost of the Activities will be [**]). The Activities will include process evaluation at commercial scale, including evaluation of process parameters, sampling, and preparation of process evaluation batches, as well as the manufacture of three consecutively successful batches (with full testing per the validation protocol), and the preparation of mutually agreed upon process evaluation and validation reports. The aforementioned [**] cost estimate does not include the manufacturing of the validation batches, and these batches will be charged to CEPHALON at the commercial price per this Agreement.

XVII.    INSURANCE

         17.1 During the term hereof, CATALYTICA shall maintain product liability/completed operations insurance, providing coverage of not less than TEN MILLION AND 00/100 DOLLARS ($10,000,000.00) per occurrence and in the aggregate, insuring CATALYTICA against all costs, fees, judgments, and liabilities arising out of or alleged to arise out of its obligations and representations and warranties under this Agreement. In addition, CATALYTICA will maintain at all times sufficient property casualty insurance to cover the total quantity of Active Drug Substance and Product on hand at its full cost of replacement. CATALYTICA will provide to CEPHALON, upon request, evidence of such insurance coverages. CATALYTICA further agrees to cause such policies to name CEPHALON as an additional insured at no cost to CEPHALON.

         17.2 During the term hereof, CEPHALON agrees to maintain, and upon request, to provide evidence of product liability insurance for and providing coverage of not less than TEN MILLION AND 00/100 DOLLARS ($10,000,000.00) per occurrence and in the aggregate providing a defense for and insuring CEPHALON against all costs, fees, judgments and liabilities arising out of or alleged to arise out of its obligations and representations and warranties under this Agreement. CEPHALON will provide to CATALYTICA, upon request, evidence of such insurance coverages. CEPHALON further agrees to cause such policies to name CATALYTICA as an additional insured at no cost to CATALYTICA.

XVIII.   TRADEMARKS

         18.1 CATALYTICA shall have the non-exclusive right to use the Trademarks in packaging the Product in connection with fulfilling its obligations hereunder. The rights granted CATALYTICA hereunder to use the Trademarks shall in no way affect CEPHALON's ownership of such Trademarks. No other right, title or interest in the Trademarks is established hereby, and nothing herein shall be construed to grant any right or license to CATALYTICA to use the CEPHALON trademark or the name CEPHALON, other than as specifically set forth herein.

         18.2 CATALYTICA shall not knowingly make any use or take any action with respect to the Trademarks to prejudice or infringe CEPHALON's rights thereto including the use of any confusingly similar trademark and shall forthwith, upon objection by CEPHALON, desist from any use thereof or action therewith which is demonstrated to be in violation of this Agreement.

         18.3 CATALYTICA will only market the Product using the relevant Trademarks as listed in Schedule A during the term of this Agreement. Upon termination of this Agreement, CATALYTICA will cease all use of the Trademarks and cancel any license to such Trademarks granted hereunder.

         18.4 CATALYTICA will use the Trademarks in strict accordance with the instructions given by CEPHALON, and shall refrain from making any changes in connection therewith without first obtaining CEPHALON's written consent.

         18.5 In the event of any claim or litigation by a third party against CATALYTICA alleging that any of the Trademarks imitates or infringes a trademark of such third party or is invalid, CATALYTICA shall promptly give notice of such claims or litigation to CEPHALON and CEPHALON shall assume responsibility for and control of the handling, defense, or settlement thereof. CATALYTICA shall cooperate fully with CEPHALON during the pendency of any such claim or litigation. CEPHALON shall keep CATALYTICA notified of the current status of any trademark claim, litigation or infringement of any of the Trademarks and shall permit CATALYTICA to assume the handling, defense or settlement thereof if CEPHALON declines to do so. CEPHALON may at any time modify, adopt or withdraw from use any Trademark without any liability to CATALYTICA.

XIX.     INVENTIONS

         Any inventions, discoveries, improvements, or trade secrets made by CATALYTICA in the performance of this Agreement that relate to the Product (including any new use or any change in the method of producing, testing or storing the Product) shall be owned by CEPHALON, and CATALYTICA shall have a non-exclusive, perpetual, royalty-free worldwide license to use any such invention, discovery, improvement, or trade secret, excluding, during the term of this Agreement and one (1) year thereafter, the right to use any such invention, discovery, improvement, or trade secret to manufacture or produce pharmaceutical compositions comprising modafinil. Any other invention, discovery, improvement, or trade secret made by CATALYTICA in the performance of this Agreement shall be owned by CATALYTICA, but CEPHALON shall have a nonexclusive, perpetual, nontransferable, royalty-free license to use any such invention, discovery, improvement, or trade secret to make or have made the Product in a facility owned by CEPHALON or a third party selected by CEPHALON, provided such third party agrees to use such invention, discovery, improvement, or trade secret solely for the purpose of manufacturing pharmaceutical compositions comprising modafinil for CEPHALON. Each party shall execute such instruments as shall be required to evidence or effectuate the other party's ownership of any such inventions, and shall cooperate upon reasonable request (and at the expense of the requesting party) in the prosecution of patents and other intellectual property rights related to any such invention.

XX.      INDEMNIFICATION

         20.1 By CATALYTICA. CATALYTICA will indemnify and hold CEPHALON, its Affiliates, directors, officers, employees, agents, successors, and assigns harmless from any and all liability, damage, loss, cost, or expense (including reasonable attorneys' fees), including liability arising out of third-party claims, which arise from i) CATALYTICA's breach of any of the covenants, warranties, and representations contained herein, or ii) CATALYTICA's negligence or other willful misconduct. Notwithstanding the foregoing or any other provision of this Agreement, CATALYTICA's aggregate liability pursuant to this Section 20.1 provided that CATALYTICA'S conduct is not willful misconduct, shall not exceed the amount of consideration received by CATALYTICA from CEPHALON under this Agreement.

         20.2 By CEPHALON. CEPHALON will indemnify and hold CATALYTICA, its Affiliates, directors, officers, employees, agents, successors, and assigns harmless from any and all liability, damage, loss, cost, or expense (including reasonable attorneys' fees), including liability arising out of third party claims, relating to this Agreement and either party's performance of its obligations hereunder, including without limitation claims relating to the infringement or violation of any patent or other intellectual property rights, other than that arising from i) CATALYTICA's breach of any of the covenants, warranties, and representations contained herein or
                  ii) CATALYTICA's negligence or other willful misconduct.

         20.3 By Each Party. In the event that negligence or willful misconduct of both CATALYTICA and CEPHALON contribute to any such loss, damage, claim, injury, cost or expense, CATALYTICA and CEPHALON will each indemnify and hold harmless the other with respect to that portion of the loss, damage, claim, injury, cost or expense attributable to its negligence or willful misconduct.

         20.4 Procedures. In the event that one party receives notice of a claim, lawsuit, or liability for which it is entitled to indemnification by the other party, the party receiving notice shall give prompt notification to the indemnifying party. The party being indemnified shall cooperate fully with the indemnifying party throughout the pendency of the claim, lawsuit or liability, and the indemnifying party shall have complete control over the conduct and disposition of the claim, lawsuit, or liability including the retention of legal counsel engaged to handle such matter. The indemnifying party hereunder will be liable for any costs associated with the settlement of any claim or action brought against it or the other party unless it has received prior notice of the settlement negotiations and has agreed to the settlement.

XXI.     LIMITATION OF LIABILITY

         In no event shall CEPHALON or CATALYTICA be liable to the other for incidental, special, consequential or punitive damages, including, but not limited to, any claim for damages based upon lost profits. Except as set forth in Section 20.1, in no event shall CATALYTICA's aggregate liability pursuant to this Agreement exceed the amount of consideration received by CATALYTICA from CEPHALON under this Agreement.

XXII.    FURTHER ENGAGEMENTS/DEVELOPMENTS

         22.1 If CEPHALON develops a revised formulation of the Product, or otherwise desires to engage CATALYTICA to formulate or package pharmaceutical products other than the Product, then the parties will negotiate in good faith to reach agreement on mutually acceptable terms and conditions under which this Agreement shall be expanded to cover such additional engagement(s).

         22.2 It is the Parties' intent to negotiate in good faith to reach agreement on future activities related to Product, including, but not limited to, larger-scale manufacturing operations (i.e., larger batch sizes and lower prices per unit as set forth in Schedule E) for current and/or new formulations of Product, evaluation of alternate drying method(s) (e.g., fluid bed and/or microwave), and transfer and validation of new Product formulations, as well as the preparation and submission of scale-up and post-approval changes filings related to such future products or developments. Such future activities may be negotiated and based on, among other things, the full-time equivalent employee/contractor hours and materials involved in conducting such activities, and any corresponding Agreement will include an estimate of CATALYTICA's costs, and CATALYTICA will agree not to incur costs in excess of this estimate without CEPHALON's approval.

XXIII.   TERMINATION

         23.1 Without Cause. Either party may terminate this Agreement, effective on the fifth anniversary of the date hereof or on subsequent anniversary date(s), if applicable, by giving one-hundred-eighty (180) days written notice to the other party.

         23.2 Breach. If either party hereto commits a material breach of any of its obligations hereunder, the non-breaching party may, at its option, terminate this Agreement by giving the other party at least ninety (90) days prior written notice (twenty
                  (20) days with respect to a payment default) of its intent to terminate this Agreement, which notice shall specify the breach and the termination date, unless the breaching party cures said breach prior to the specified termination date (or prior to the expiration of a longer period as may be reasonably necessary to cure a non-payment breach, provided that the breaching party is making diligent efforts to cure such breach, and provided further that such longer period shall not in any event exceed one hundred twenty (120) days from the date of notice).

         23.3 Insolvency. Either party may terminate this Agreement immediately in its entirety if the other Party files a petition of bankruptcy, is adjudged bankrupt, takes advantage of any insolvency act, or executes a bill of sale, deed of trust, or assignment for the benefit of creditors.

         23.4 Survival. The rights and obligations contained in sections covering representations and warranties, indemnification and confidentiality will survive termination of this Agreement, as will any rights to payment or other rights or obligations that have accrued under this Agreement prior to termination. Termination will not affect the liability of either party by reason of any act, default, or occurrence prior to said termination.

         23.5 Transfer. If either party terminates this Agreement, CATALYTICA will upon request and at CEPHALON's expense provide reasonable assistance in transferring production of Product to a facility owned by CEPHALON or a third party selected by CEPHALON.

         23.6 Return of Product and Components. Upon termination under this Article, CATALYTICA shall, at CEPHALON's expense, return promptly to CEPHALON all Product, Active Drug Substance, in process materials and packaging components in its possession on the effective date of termination. CEPHALON shall promptly pay for all such Product, in-process materials and packaging components.

XXIV.    ALTERNATE DISPUTE RESOLUTION

         Any dispute concerning or arising out of this Agreement or concerning the existence or validity hereof, shall be determined by the following procedure.

         24.1 Both parties understand and appreciate that their long term mutual interest will be best served by effecting a rapid and fair resolution of any claims or disputes which may arise out of services performed under this contract or from any dispute concerning contract terms. Therefore, both parties agree to use their best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end both parties agree to develop and follow a process for presenting, rapidly assessing, and settling claims on a fair and equitable basis.

         24.2 If any dispute or claim arising under this contract cannot be readily resolved by the parties pursuant to the process described in Section 24.1, the parties agree to refer the matter to a panel consisting of one (1) senior executive employed by each party who is not directly involved in the claim or dispute for review and resolution. A copy of the contract terms, agreed upon facts (and areas of disagreement), and concise summary of the basis for each side's contentions will be provided to both such senior executives who shall review the same, confer, and attempt to reach a mutual resolution of the issue.

         24.3 If the matter has not been resolved utilizing the process set forth in this Article XXV, and the parties are unwilling to accept the non-binding decision of the panel, either or both parties may elect to pursue resolution through litigation, or other legal remedies available to the parties.

XXV.     MISCELLANEOUS

         25.1 Headings. The headings and captions used herein are for the convenience of the parties only and are not to be construed to define, limit or affect the construction or interpretation hereof.

         25.2 Severability. In the event that any provision of this Agreement is found to be invalid or unenforceable, then the offending provision shall not render any other provision of this Agreement invalid or unenforceable, and all other provisions shall remain in full force and effect and shall be enforceable, unless the provisions which have been found to be invalid or unenforceable shall substantially affect the remaining rights or obligations granted or undertaken by either party.

         25.3 Entire Agreement. This Agreement, including all those Schedules appended hereto, contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings or conditions (whether oral or written) regarding the same. Further, this Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

         25.4 Assignability. This Agreement and the rights hereunder may not be assigned or transferred by either party without the prior written consent of the other party (other than for rights to payment), provided however, that either party may assign this Agreement to an Affiliate, and provided further that in the event of a merger, acquisition or sale of substantially all of the assets of either party, the rights and obligations of such party under this Agreement may be assigned to the survivor or purchaser in that transaction. In the event that this Agreement is assigned, it shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

         25.5 Subcontractors. With CEPHALON'S prior approval which shall not be unreasonably withheld or delayed, CATALYTICA may use qualified subcontractors to perform parts of the work under this Agreement so long as such subcontractors are bound by a confidentiality agreement with CATALYTICA and meet such other quality standards as are imposed on CATALYTICA under this agreement; e.g., cGMP compliant. For example, with CEPHALON'S prior approval (which shall not be unreasonably withheld or delayed), CATALYTICA may have cleaning verification/methods validation performed by a cGMP compliant laboratory. CEPHALON's prior approval shall not be required with respect to subcontractors performing services on CATALYTICA's premises relating to CATALYTICA's business generally and not specifically related to the Product.

         25.6 Further Assurances. Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to take such other actions, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         25.7 Waiver. The waiver by either party of a breach of any provisions contained herein shall be effective only if made in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

         25.8 Force Majeure. A party shall not be liable for nonperformance or delay in performance (other than of obligations regarding any payments or of confidentiality) caused by any event reasonably beyond the control of such party including, without limitation, wars, hostilities, revolutions, riots, civil disturbances, national emergencies, strikes, lockouts, unavailability of supplies, epidemics, fires, floods, earthquakes, other forces of nature, explosions, embargoes, or any other Acts of God, or any laws, proclamations, regulations, ordinances, or other acts or orders of any court, government or governmental agency. Any occurrence of Force Majeure shall be reported promptly to the other party. A party whose performance has been excused will perform such obligation as soon as is reasonably practicable after the termination or cessation of such event or circumstance.

         25.9 Remedies. Each party agrees and acknowledges that its disclosure of Confidential Information in breach of this Agreement may cause irreparable harm to other party, and therefore that any such breach or threatened breach will entitle such party to injunctive relief, in addition to any other legal remedies available in a court of competent jurisdiction.

         25.10 Governing Law. This Agreement shall in all respects be construed and enforced in accordance with the law of the State of North Carolina.

         25.11 Independent Contractors. The parties are independent contractors under this Agreement. Nothing contained in this Agreement is to be construed so as to constitute CEPHALON and CATALYTICA as partners, agents or employees of the other, including with respect to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other party or to bind the other party to any contract, agreement or undertaking with any third party unless expressly so authorized in writing by the other party.

         25.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered and shall have the force and effect of an original.

         25.13 Notices. Except as set forth in Section 14.1 above, or as otherwise stated herein, all notices, consents or approvals required by this Agreement shall be in writing and sent by certified or registered air mail, postage prepaid or by facsimile or cable (confirmed by such certified or registered mail) to the parties at the following addresses or such other addresses as may be designated in writing by the respective parties. Notices shall be deemed effective on the date of mailing.

                  Sr. Director, Technical Operations
                  CEPHALON, Inc.
                  145 Brandywine Parkway
                  West Chester, PA 19380-4245
                  Facsimile: (610) 344-7563

                  Dr. Gabriel R. Cipau
                  CATALYTICA Pharmaceuticals, Inc.
                  P.O. Box 1887
                  Greenville, NC 27835-1887
                  Facsimile: (252) 707-2450

         All invoices and/or charges in billing should be directed to the Accounting Department at:

                  CEPHALON, Inc.
                  145 Brandywine Parkway
                  West Chester, PA  19380-4245
                  Attention: Accounts Payable

         IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first above written.

                                       CEPHALON, INC.


                                       By: \s\ J. Kevin Buchi
                                           -------------------------------------

                                       CATALYTICA PHARMACEUTICALS, INC.


                                       By: \s\ Gabriel R. Cipau
                                           -------------------------------------

                                   Schedule A
                                   ----------

           Active Drug Substance and Starting Material Specifications
           ----------------------------------------------------------

The parties have agreed upon all those applicable specifications for the Active Drug Substance and Starting Material as set forth in the following documents. The parties shall agree upon any modifications to any such specifications.

[**]

The following packaging components apply to this Agreement:

                  [**]



TRADEMARKS
----------


[GRAPHIC OMITTED]


Provigil(R)

Cephalon(R)

                                   Schedule B
                                   ----------

                             Product Specifications
                             ----------------------

The parties have agreed upon all those applicable specifications for the Product as set forth in the following documents. The parties shall agree upon any modifications to any such specifications.

[**]

                                   Schedule C
                                   ----------

                                Quality Agreement
                                -----------------

                         INTERCOMPANY QUALITY AGREEMENT




                                 CEPHALON, Inc.
                             145 Brandywine Parkway
                             West Chester, PA 19380
                           (hereafter called "CLIENT")




Approved by: \s\ J. Kevin Buchi                                    Date: 7/21/99

Representative, CLIENT



                                       AND



                        Catalytica Pharmaceuticals, Inc.
                           Greenville, North Carolina
                            (hereafter called "C*P")




Approved by: \s\ Joyce Aydlett                                     Date: 8/24/99

Vice President, Quality Operations, C*P




                        The Products Listed in Appendix I
                        (hereafter called "the PRODUCTS")
                    are subject to the following conditions:

   Section        TABLE OF CONTENTS                                         Page
   -------        -----------------                                         ----

         1        QUALITY AGREEMENT......................................     4
                  -----------------
       1.1        Purpose................................................     4
       1.2        Relationship to Definitive Agreement                        4

         2        PRODUCTS..............................................      4
                  --------

         3        ADMINISTRATIVE INFORMATION............................      4
                  --------------------------

         4        DURATION OF AGREEMENT.................................      5
                  ---------------------

         5        MANUFACTURING GMP COMPLIANCE..........................      5
                  ----------------------------
       5.1        General...............................................      5
       5.2        Premises..............................................      5
       5.3        GMP Guidelines........................................      5
       5.4        Materials.............................................      5
       5.5        Master Production Records ............................      6
       5.6        Standard Operating Procedures.........................      6
       5.7        Batch Numbers.........................................      6
       5.8        Dates of Manufacture and Expiration...................      7
       5.9        Manufacturing and Equipment Data......................      7
      5.10        Storage and Shipment..................................      7

         6        QUALITY CONTROL.......................................      8
                  ---------------
       6.1        General...............................................      8
       6.2        Materials Supplied by C*P.............................      8
       6.3        In-Process and Product Testing........................      8
       6.4        Retain Samples........................................      8
       6.5        Routine Stability Program.............................      9
       6.6        Out-of-Specification (OOS) Investigations.............      9

         7        QUALITY ASSURANCE.....................................      9
                  -----------------
       7.1        Deviations and Investigations.........................      9
       7.2        Batch Disposition.....................................     10
       7.3        Product Release.......................................     10
       7.4        Product Complaints and Recall.........................     10
       7.5        Records Retention.....................................     11
       7.6        QA Presence in the Manufacturing Facility.............     11

         8        REGULATORY COMPLIANCE.................................     11
                  ---------------------
       8.1        Regulatory Inspections................................     11
       8.2        Regulatory Audit .....................................     12
       8.3        Audit Closeout........................................     12
   Section        TABLE OF CONTENTS (Cont'd)                                Page
   -------        --------------------------                                ----

         9        DISPUTE RESOLUTION....................................     12
                  ------------------
       9.1        Non-Conformity Dispute................................     12
       9.2        Test Result Dispute...................................     12

        10        CHANGE MANAGEMENT.....................................     13
                  -----------------
      10.1        Controlled Documentation..............................     13
      10.2        Change Control........................................     13

        11        PRODUCT AND PROCESS VALIDATION........................     13
                  ------------------------------
      11.1        Process...............................................     13
      11.2        Cleaning Validation...................................     13
      11.3        Equipment, Computer, Facility and Utilities
                  Qualification.........................................     13
      11.4        Laboratory Qualification..............................     13

        12        ANNUAL PRODUCT REVIEW, ANNUAL REPORT AND DRUG
                  ---------------------------------------------
                  LISTING...............................................     14
                  -------
      12.1        Annual Product Review.................................     14
      12.2        Annual Manufacturing Process Change Report............     14
      12.3        Drug Listing..........................................     14

                  APPENDIX I   - The PRODUCTS...........................     15
                  APPENDIX II  - List of Quality Contracts..............     16
                  APPENDIX III - Release Documentation..................     17

1.       QUALITY AGREEMENT
         -----------------

         1.1      Purpose

                  1.1.1 This agreement defines the roles and responsibilities for the C*P Quality Operations in carrying out the services for the PRODUCTS.

                  1.1.2 This agreement also defines how the C*P Quality Operations and the CLIENT Quality Department will interact with each other.

         1.2      Relationship to Definitive Agreement

                  1.2.1 This agreement shall be incorporated within and constitute a part of the Definitive Agreement between the two companies.

                  1.2.2 In the event of a conflict between any of the provisions of the Quality Agreement and the Definitive Agreement, the provisions of the Definitive Agreement shall govern.

2.       PRODUCTS
         --------

         2.1 The PRODUCTS prepared for CLIENT by C*P are described in Appendix I.

3.       ADMINISTRATIVE INFORMATION
         --------------------------

         3.1      CLIENT contact names: See Appendix II

         3.2      C*P contact names: See Appendix II

         3.3 Emergency contact names and numbers, during and outside working hours:

                  Robert J. Urban
                  Sr. Director, Technical Operations

                  Work:   (610) 738-6119
                  Home:   (610) 644-3760
                  Beeper: (888) 346-2141

                  Joyce Aydlett
                  Vice President, Quality Operations

                  Work:   (252) 707-7104
                  Home:   (252) 756-1759
                  Beeper: (252) 757-7504

4.       DURATION OF AGREEMENT
         ---------------------

         The agreement will expire with termination of the Definitive Agreement. The agreement can be modified as needed with the written approval of both parties.

5.       MANUFACTURING GMP COMPLIANCE
         ----------------------------

         5.1      General

                  5.1.1 The manufacturing operations for the PRODUCTS to be performed by C*P are defined in the Definitive Agreement.

         5.2      Premises

                  5.2.1 C*P will manufacture the PRODUCTS at the Greenville site.

                  5.2.2 The premises and equipment used to manufacture the PRODUCTS will be according to current regulatory requirements and in accordance with the controlled documentation approved by CLIENT.

                  5.2.3 The production of the PRODUCTS will be conducted in a suitably controlled environment and such facilities will be regularly monitored for parameters critical to the process to demonstrate compliance with cGMP guidelines and any conditions registered in the manufacturing authorization.

                  5.2.4 C*P will maintain controlled access to the premise. All visitors must sign-in and are escorted during any visit to the areas of the premise used to manufacture, test, and store the PRODUCTS.

         5.3      GMP Guidelines

                  5.3.1 The principles detailed in the US Current Good Manufacturing Practices (21 CFR 200, 211, and 600) and the "Rules Governing Medicinal Product in The European Community - Volume IV Good Manufacturing Practice for Medicinal Products" and/or World Health Organization's cGMP Guidelines will cover the standards of manufacture of the PRODUCTS, as well as, the product specifications and any applicable product license or pharmacopoeia or formulatory requirements.

         5.4      Materials

                  5.4.1 C*P will use only chemical materials, packaging, and labeling components approved by CLIENT and tested in accordance with the documentation reviewed and approved by CLIENT.

                  5.4.2    Materials procured by C*P

                           5.4.2.1 C*P is responsible for ensuring that all material and components procured by C*P for use in the product is in full compliance with the specifications. Raw Materials are given a repass date upon the satisfactory completion of all initial testing. Repass testing will be performed at defined time intervals to ensure the chemical and physical stability of the raw materials unless client provides an official expiration date.

                           5.4.2.2 C*P is responsible for ensuring that all materials are used correctly, are appropriately tested upon receipt, and by holding the relevant Certificate of Analysis for the materials.

                  5.4.3    Materials Provided by CLIENT for C*P

                           5.4.3.1 Client is responsible for ensuring that all materials and components provided by CLIENT for use in the product is in full compliance with the specifications registered. CLIENT will provide C*P a Certificate of Conformance statement for the vendors that CLIENT is responsible for qualifying. C*P will perform ID tests on any materials provided by CLIENT.

         5.5      Master Production Records

                  5.5.1 C*P may transcribe the manufacturing information (i.e., formulation, filing work order, packaging work order) into its own format and must obtain written approval from CLIENT for each document version before manufacturing. However, agreed upon changes to documentation will be handled as outlined by Change Management (see section 10)

         5.6      Standard Operating Procedures

                  5.6.1 C*P is responsible for maintaining any SOPs required to manufacture, test, and store the PRODUCTS at C*P and to support GMPs.

         5.7      Batch Numbers

                  5.7.1 The convention for the C*P "Batch Identification Number" (BIN) is as follows:

                           o The first digit of the BIN is the last number of the year that the working formula was issued or the labwork was requested.

                           o The second digit of the BIN is the letter that corresponds to the month that the working formula was issued or the labwork was requested. The letter assignment is as listed for the following years:

                             From 1997 through 2006

                 ----------------------------------------------
                  A = January                    G = July
                 ----------------------------------------------
                  B = February                   H = August
                 ----------------------------------------------
                  C = March                      I = September
                 ----------------------------------------------
                  D = April                      J = October
                 ----------------------------------------------
                  E = May                        K = November
                 ----------------------------------------------
                  F = June                       L= December
                 ----------------------------------------------


                             From 2007 through 2016

                 ----------------------------------------------
                  M = January                    T = July
                 ----------------------------------------------
                  N = February                   U = August
                 ----------------------------------------------
                  O = March                      W = September
                 ----------------------------------------------
                  P = April                      X = October
                 ----------------------------------------------
                  R = May                        Y= November
                 ----------------------------------------------
                  S = June                       Z= December
                 ----------------------------------------------

                           o The third through the sixth digits are four sequential numbers that are assigned from the reserved number series (1200 to 2599) designated for routine pharmaceutical production.

         5.8      Dates of Manufacture and Expiration

                  5.8.1 Date of Manufacture - C*P will allocate the Date of Manufacture based on the first day of compounding the PRODUCT.

                  5.8.2 Expiration Date - C*P will calculate the expiry date from the Date of Manufacture using the currently approved expiry period. The expiration date will be the last day of the month computed above. The current approved expiration date periods can be found in Appendix I.

         5.9      Manufacturing and Equipment Data

                  5.9.1 C*P is responsible for keeping records of equipment usage (previous PRODUCT produced is non-dedicated equipment), cleaning, and any maintenance/calibration performed.

         5.10     Storage and Shipment

                  5.10.1 Storage - C*P will store the PRODUCTS (Schedule IV controlled substances) under conditions in compliance with applicable DEA regulations and approved by CLIENT. C*P will ensure that during storage before shipping of the PRODUCTS that there is no possibility of deterioration, interference, theft, product contamination, or admixture with any other materials. CLIENT will provide details of any labeling requirements and container sealing and integrity.

                  5.10.2 Packaging and Labeling for Transit - The PRODUCTS will be suitably packaged for transit, each pallet or outer container being labeled with:

                           o        PRODUCT'S Approved Name
                           o        C*P Batch Number
                           o        Quantity
                           o        CLIENT Name and Address

                  5.10.3 Mixing of PRODUCTS - C*P will maintain proper segregation of the PRODUCTS according to systems reviewed and approved by CLIENT. Different lots of a single PRODUCT or different types of PRODUCTS will not be mixed on a pallet.

                  5.10.4 Shipment of Product to CLIENT - Only approved, finished (unless required by CLIENT), labeled PRODUCTS will be shipped by C*P to CLIENT or CLIENT'S agents. Any shipment of product from C*P which is Unapproved or under Quarantine requires prior written consent by the CLIENT's Quality Unit. This authorization will be on a lot basis.

6.       QUALITY CONTROL
         ---------------

         6.1      General

                  6.1.1 The testing activities for the PRODUCTS are to be performed by C*P are defined in the Definitive Agreement. In general, C*P is responsible for GMP compliance assays and for product release.

         6.2      Materials supplied by C*P

                  6.2.1 Quality control of materials supplied by C*P will be undertaken by C*P.

         6.3      In-Process and Product Testing

                  6.3.1 C*P will perform all in-process and finished product testing using the specifications and methods of analysis listed in Appendix IV and other applicable licenses.

                  6.3.2 A C*P Qualified Person/QA Representative will sign a Certificate of Conformity/Analysis confirming that the product has been manufactured, packaged, tested, and meets the requirements of the Master Batch Record. The current release documentation information can be found in Appendix III.

                  6.3.3 CLIENT may perform testing to confirm the C*P data. CLIENT may perform confirmatory testing during the initial term of the agreement to validate the C*P data. Periodically thereafter, CLIENT may test material to confirm the C*P data. Dispute resolutions in conflicting test data will be handled per Section 9.

         6.4      Retain Samples

                  6.4.1    Retain Samples

                           6.4.1.1 Active Ingredients - C*P will retain samples of the active ingredients for at least one year beyond the expiry period of the PRODUCTS in which used. The amount of sample retained will be twice the quantity required to carry out all of the tests required to determine if the material meets its specifications, with the exception of sterility and pyrogen testing. (CFR 21 1.1
                                    70a)

                           6.4.1.2 Products - C*P will retain samples of the PRODUCTS for at least one year beyond the expiry period. The amount of sample retained will be twice the quantity required to carry out all of the tests required to determine if the material meets its specifications, with the exception of sterility and pyrogen testing. (CFR 211.170b)

         6.5      Routine Stability Program

                  6.5.1 C*P is responsible for maintaining a routine stability testing program for the PRODUCTS and will provide a stability report to CLIENT annually or on request. The stability program will be in compliance with any license commitments as notified by CLIENT. At a minimum one lot of each product, of each strength and in each package type (largest and smallest) will be placed on stability each year. The stability program will generally follow ICH guidelines. The stability protocol or any changes must be approved by CLIENT.

                  6.5.2 Stability Failures - Any confirmed problems that arise as a result of the stability program will be immediately communicated by C*P to CLIENT.

         6.6      Out-of-Specification (OOS) Investigations

                  6.6.1 C*P is responsible for investigating any testing performed by C*P that fails to meet specification. C*P will immediately notify CLIENT in the event of a specification failure. Each investigation will be reviewed by C*P's designated Quality person, and will follow the procedures recommended by regulatory agencies.

7        QUALITY ASSURANCE
         -----------------

         7.1      Deviations and Investigations

                  7.1.1 Deviations - Any deviation from the process during manufacture must be carefully explained and documented in the batch records, justified, and approved by C*P Quality Assurance and Production Managers and included in the document package. Batch records that contain significant process deviations will be highlighted to CLIENT.

                  7.1.2 Failure Investigations - C*P is responsible for investigating any test result or in-process test which fails to meet specification. Each investigation will be reviewed and approved by C*P's designated Quality person and by CLIENT. The investigation must document that any failure has not jeopardized the safety, efficacy, or quality of the PRODUCT.

                  7.1.3 C*P will notify the CLIENT of any batch of PRODUCTS rejected by C*P.

                  7.1.4 C*P will notify the CLIENT if any problems are discovered that may impact PRODUCTS batch(s) previously shipped to CLIENT.

                  7.1.5 Some deviations/failures may require that additional testing, stability, or validation be conducted. This work will be performed by C*P as agreed by both parties.

         7.2      Batch Disposition

                  7.2.1 For each batch, C*P will provide the documentation required in Appendix III.

                  7.2.2    Certificate of Compliance

                           7.2.2.1  C*P is responsible for ensuring and
                                    certifying that the PRODUCTS have been
                                    manufactured according to the
                                    specifications/procedures documented in the
                                    Master Production Records.

                           7.2.2.2 C*P Qualified Person/QA Representative will sign a Certificate of Compliance confirming that the PRODUCTS have been manufactured, tested and stored according to the requirements of the Master Production Record.

         7.3      Product Release

                  7.3.1 Release of the PRODUCTS is the absolute responsibility of CLIENT Quality and will be undertaken by CLIENT based on CLIENT's internal procedures, the full document package provided by C*P, and completion of any release testing required by CLIENT Quality Control.

                  7.3.2 Any problem discovered by CLIENT likely to cause rejection of the PRODUCTS will be communicated to C*P within 30 days from receipt of the full release documentation package (see Appendix III).

         7.4      Product Complaints and Recalls

                  7.4.1 Product Complaints - CLIENT is responsible for receiving and initially investigating any PRODUCTS complaints. CLIENT will notify C*P of any problems thought to be due to manufacture, which are found during the distribution of the product. When requested by CLIENT, C*P will promptly perform investigations for these problems. Investigation reports will be forwarded to CLIENT within 30 days.

                  7.4.2 Product Recall - CLIENT is responsible for instituting a PRODUCTS recall due to any defect considered sufficiently serious. CLIENT will notify C*P of any recall which may be due to the manufacturing of PRODUCTS. C*P will provide a rapid initial response and a full report within ten working days.

         7.5      Records Retention

                  7.5.1 C*P will retain, at a minimum, batch production records for the PRODUCTS and materials for the expiry date of the PRODUCTS plus one year.

         7.6      QA Presence in the Manufacturing Facility

                  7.6.1 C*P will maintain adequate QA presence in the manufacturing facility during the manufacture of the PRODUCTS to ensure compliance with GMPs.

                  7.6.2 C*P will permit CLIENT presence in the manufacturing facility during the manufacture of the PRODUCTS, if requested by CLIENT.

8        REGULATORY COMPLIANCE
         ---------------------

         8.1      Regulatory Inspections

                  8.1.1 C*P will immediately inform CLIENT of any regulatory inspections that may involve the PRODUCTS and permit a representative from CLIENT Quality to be present, if required by CLIENT.

                  8.1.2 C*P will secure CLIENT's agreement prior to making any commitment to a regulatory agency regarding CLIENT's PRODUCTS.

                  8.1.3 Additionally, C*P will immediately forward any regulatory correspondence on the PRODUCTS to CLIENT.

                  8.1.4 CLIENT will inform C*P in writing of any regulatory issue that impacts C*P's ability to manufacture the PRODUCTS.

         8.2      Regulatory Actions

                  8.2.1 CLIENT will notify C*P of any regulatory actions on the PRODUCTS that may impact C*P.

                  8.2.2 C*P is responsible for supporting all batch record investigations associated with regulatory actions.

                  8.2.3 C*P agrees to supply CLIENT with any manufacturing, testing, or storage data within 48 hours, if requested, as the result of a regulatory inspection, or a potential regulatory exposure such as a recall or significant product complaint.

         8.3      Right to Audit

                  8.3.1 C*P will allow representatives from CLIENT Quality to have access to their manufacturing, warehousing, laboratory premises, and records for audit purposes listed below in 8.3.2 through 8.3.4. CLIENT representatives will be escorted at all times by C*P personnel.

                  8.3.2 C*P will permit CLIENT Quality to conduct preparatory audits either for initiation of GMP manufacture of the PRODUCTS or for preapproval inspections (PAI).

                  8.3.3 C*P will permit CLIENT Quality to conduct audits to address significant product quality or safety problems.

                  8.3.4 C*P will permit CLIENT Quality to perform one standard GMP compliance audit per year.

         8.4      Audit Closeout

                  8.4.1 An exit meeting will be held with representatives from C*P and CLIENT to discuss significant audit observations.

                  8.4.2 CLIENT will provide a written report of all observations within 30 days to C*P. Within 30 days of the audit report receipt, C*P will provide a written response to all findings that details corrective action to be implemented. C*P will follow up to ensure that all corrective actions are implemented.

9        DISPUTE RESOLUTION
         ------------------

         9.1      Non-Conformity Dispute

                  9.1.1 In the event that a dispute arises between C*P and CLIENT in the nonconformity of a batch of the PRODUCTS, the heads of Quality from both companies shall in good faith promptly attempt to reach an agreement. Whatever the outcome, CLIENT Quality retains the absolute right to determine product release status. Financial liability is determined in the Definitive Agreement.

         9.2      Test Result Dispute

                  9.2.1 In the event that a dispute arises between C*P and CLIENT in the testing performed by C*P for the PRODUCTS, the resolution will proceed in stages. The first stage requires direct communication between analysts from both parties to determine that the methods of analysis are the same and are being executed in the same manner at both sites. Second, carefully controlled and split samples should be sent from one site to another in an attempt to reach agreement. Should there be a failure to achieve resolution, analysts from both parties will be required to meet to work through the analysis of a mutually agreeable sample. If these actions fail to achieve resolution, and only after these avenues have been exhausted, a qualified referee laboratory will be used to achieve resolution. This laboratory must be agreeable to both parties prior to use. The results from this referee laboratory will be used as final authority to determine responsibilities, but whatever the outcome, CLIENT retains the right to determine product release status. Financial liability is determined in the Definitive Agreement.

10.      CHANGE MANAGEMENT
         -----------------

         10.1     Controlled Documentation

                  10.1.1 All manufacturing, testing, and storage operations performed by C*P for the PRODUCTS will have CLIENT Quality review and written approval.

                  10.1.2 Any significant changes as described in CLIENT's Change Control Procedure/Form for Contracted Suppliers or to this agreement will be mutually agreed upon prior to implementation. All required regulatory approvals will be obtained prior to implementation.

         10.2     Change Control

                  10.2.1 Changes to the controlled documents or to validated equipment and systems specific to the PRODUCTS must have CLIENT Quality written approval, prior to implementation.

                  10.2.2 Administrative changes to the controlled documents (e.g., typo corrections, formatting) do not require CLIENT Quality written approval prior to implementation, but these changes must be submitted to CLIENT Quality in a timely way for review and approval.

11.      PRODUCT AND PROCESS VALIDATION
         ------------------------------

         11.1 Process - C*P is responsible for ensuring that the manufacturing process is validated. The validation should ensure that the process is capable of consistently achieving the PRODUCTS acceptance specification.

         11.2 Cleaning Validation - C*P is responsible for ensuring that adequate cleaning is carried out between batches of different products to prevent contamination. CLIENT will provide information (i.e. LD50, toxicity, solubility, batch size, fill volume, product min dose/70Kg patient) to establish cleaning limits. The cleaning procedure and analytical methodology will be reviewed before the first product batches are made.

         11.3 Equipment, Computer, Facility, and Utilities Qualification - C*P is responsible for all equipment, computer, facility, and utility qualification activities associated with the PRODUCTS.

         11.4 Laboratory Qualification - C*P is responsible for ensuring that all laboratories are compliance with cGMP's and are qualified in all of the methodology associated with the PRODUCTS. If analytical work is performed at C*P then the client will also provide any existing analytical documentation to assist in methods transfer or methods validation. In addition, if analytical work is not performed at the Greenville site, C*P may elect to perform an audit on vendors to be used for analytical testing.

12.      ANNUAL PRODUCT REVIEW, ANNUAL REPORT AND DRUG LISTING
         -----------------------------------------------------

         12.1     Annual Product Review

                  12.1.1 C*P will perform an Annual Product Review for the PRODUCTS and will issue a report to CLIENT. This report will cover all manufacturing, testing, and storage activities performed by C*P. It will be a review of stability data, investigations, and any changes at C*P in the manufacturing, testing, storage or validation of the PRODUCTS in the previous calendar year and a summary of lots made, released, and rejected. Also, control charting or trend analysis of key product parameters will be performed. Any abnormalities will be explained in the annual review.

                  12.1.2 Client is responsible for preparing any Annual Report as required by applicable regulations, including 21 CFR 314.7(g)(3), 314.81(b)(2), and/or 601.12(d),
                           (f)(3). At least 90 calendar days before the Annual Report due date, CLIENT shall request in writing from C*P the chemistry, manufacturing, and controls data required for submission of the Annual Report. C*P will provide the requested information to CLIENT within 30 days.

         12.2     Annual Manufacturing Process Change Report

                  12.2.1 CLIENT is responsible for preparing the Annual Manufacturing Process Change Report as required by 21 CFR 601.12(d). At least 90 calendar days before the Annual Report due date, CLIENT shall request in writing from C*P the chemistry, manufacturing, and controls data required for submission of the Annual Report. C*P will provide the requested information to CLIENT within 30 days.

         12.3     Drug Listing

                  12.3.1 C*P is responsible for drug listing as the manufacturer of the PRODUCTS, while CLIENT is responsible for drug listing as the distributor of the PRODUCTS. CLIENT will provide C*P with all required information needed by them for their listing. CLIENT will notify C*P of the scheduled product launch.

                                   APPENDIX I
                                  The PRODUCTS




                        Provigil 100 mg, bulk tablets

                        Provigil 100 mg, 30 count blister

                        Provigil 100 mg, 100 count bottle



                        Provigil 200 mg, bulk tablets

                        Provigil 200 mg, 6 count bottle

                        Carton x 2 bottles

                        Provigil 200 mg x 100 count

                                     APPENDIX II

                              List of Quality Contacts
                             (name, phone, fax, e-mail)


-------------------------------------------------------------------------------------
ISSUE                     CLIENT                       C*P
-------------------------------------------------------------------------------------
Product Release           Timothy Sheehan              Jason Williams
                          Ph: (610) 738-6574           Ph: (252) 707-2182
                          Fax: (610) 738-6642          Fax: (252) 707-7306
                          tsheehan@cephalon.com        jwilliams@catalytica-pharm.com
                          ---------------------
-------------------------------------------------------------------------------------
QC Testing                Matthew Hulbert
                          Ph: (610) 738-6513
                          Fax: (610) 738-6315
                          mhulbert@cephalon.com
                          ---------------------
-------------------------------------------------------------------------------------
Investigations            Timothy Sheehan              Kathleen Bussell
                          Ph: (610) 738-6574           Ph: (252) 707-2128
                          Fax: (610) 738-6642          Fax: (252) 707-2207
                          tsheehan@cephalon.com        kbussell@catalytica-pharm.com
                          ---------------------
-------------------------------------------------------------------------------------
Stability                 Joseph Johnson               Kirit Amin
                          Ph: (610) 738-6462           Ph: (252) 707-2372
                          Fax: (610) 738-6640          Fax: (252) 707-7027
                          jjohnson@cephalon.com        kamin@catalytica-pharm.com
                          ---------------------
-------------------------------------------------------------------------------------
Validation                Robert Urban
                          Ph: (610) 738-6119
                          Fax: (610) 738-6315
                          rurban@cephalon.com
                          -------------------
-------------------------------------------------------------------------------------
Compliance Audits         Timothy Sheehan              Kathleen Bussell
                          Ph: (610) 738-6574           Ph: (252) 707-2128
                          Fax: (610) 738-6642          Fax: (252) 707-2207
                          tsheehan@cephalon.com        kbussell@catalytica-pharm.com
                          ---------------------
-------------------------------------------------------------------------------------
Product Complaints        Timothy Sheehan              Kathleen Bussell
                          Ph: (610) 738-6574           Ph: (252) 707-2128
                          Fax: (610) 738-6642          Fax: (252) 707-2207
                          tsheehan@cephalon.com        kbussell@catalytica-pharm.com
                          ---------------------
-------------------------------------------------------------------------------------
Change Management         Robert Urban                 Maduhkar Mehta
                          Ph: (610) 738-6119           Ph: (252) 707-2004
                          Fax: (610) 738-6315          Fax: (252) 707-2134
                          rurban@cephalon.com          mmehta@catalytica-pharm.com
                          -------------------
-------------------------------------------------------------------------------------

                                  APPENDIX III

                              Release Documentation



The Batch/Lot Release Document Package will include a Certificate of Analysis and a Certificate of Compliance.

A Certificate of Analysis (CofA)
-------------------------

This document will include the name of the PRODUCT, the batch number and the date of manufacture. The COA will list the In-Process QC tests performed by C*P and actual test results. The COA will also list the product release QC tests performed by C*P and actual test results.

A Certificate of Compliance (CofC)
---------------------------

This document will attest to the fact that the batch of PRODUCTS was made in accordance with all applicable regulations, product licenses, and company policies. This annulment will include the batch quantity approved, the batch yield, and the expiration date. It will also include a listing of all manufacturing variances and/or incidents for the batch that have been adjudicated

                                   Schedule D
                                   ----------

               Product Validation and Stability Testing Procedures
               ---------------------------------------------------

The parties have agreed upon all those applicable specifications for Product validation and stability testing as set forth in the following documents. The parties shall agree upon any modifications to any such specifications.

[**]

                                   Schedule E
                                   ----------

                                  Tolling Fees
                                  ------------

         CEPHALON shall pay CATALYTICA the following amounts in consideration of the formulation and packaging services rendered hereunder:

[**]

         Beginning on the first anniversary of the effective date of this Agreement and on each anniversary thereafter, the above tolling fees shall be increased by the percentage change from the immediately preceding anniversary date in the Producer Price Index (PPI), Pharmaceutical Preparations, Ethical (Prescription), series code PCU-2834 #1, as published by the Bureau of Labor Statistics of the U.S. Department of Labor for the region in which the production facility is located, or comparable successor index. The tolling fees shall be renegotiated and agreed upon by the parties prior to any renewal term.

                                   Schedule F
                                   ----------

                               Minimum Quantities
                               ------------------

The minimum annual quantities to be purchased by CEPHALON and capacity to be reserved by CATALYTICA, are as follows for the initial term of this agreement:

                        Year*   Quantity
                        ----    --------
                        2000    [**]
                        2001    [**]
                        2002    [**]
                        2003    [**]
                        2004    [**]

Pursuant to Section 3.1, if the actual annual quantity exceeds the minimum annual quantity in any year by twenty-five percent (25%) or less, this excess will reduce the minimum annual quantity in the following year.

                                   Schedule G
                                   ----------

                                    Equipment
                                    ---------


The following Product-specific equipment will be [**], and [**] shall have no [**] with respect thereto:

                      [**]

The following equipment will be [**] and [**] (such equipment shall be [**] therefor):

                      [**]

The following equipment (make, model, size) will be utilized by CATALYTICA to manufacture the Product:

                      [**]